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Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements of AMC Entertainment Holdings, Inc. ("AMC" or the "Company") are presented to illustrate the estimated effects of (i) the pending acquisition of Odeon and UCI Cinemas Holdings Limited ("Odeon" or the "Odeon Acquisition"); (ii) the incurrence of $535,000,000 aggregate principal amount of Senior Subordinated Notes due 2026 (the "Dollar Notes"), £300,000,000 aggregate principal amount of Senior Subordinated Notes due 2024 (the "Sterling Notes") and $500,000,000 aggregate principal amount of incremental term loans and; (iii) the issuance of £125,000,000 ($166,000,000) of the Company's Class A Common Stock in a private placement for the Odeon Acquisition (clauses (ii) and (iii) referred to as the "Financings"). The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that the Company believes are factually supportable and expected to have a continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015, for the six months ended June 30, 2016 and for the six months ended June 30, 2015, combine the historical consolidated statements of operations of the Company and Odeon, giving effect to the Odeon Acquisition and the Financings as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of June 30, 2016, combines the historical consolidated balance sheets of Odeon and the Company, giving effect to the Odeon Acquisition and the Financings as if they had occurred on June 30, 2016. The historical consolidated financial information for Odeon has been adjusted to comply with generally accepted accounting principles in the United States ("GAAP"). The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by the Company under GAAP . In addition to the GAAP adjustments and the reclassifications, amounts have also been translated to USD. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes and Form 8-K for the Odeon Acquisition:

  •
  The Company's Current Report on Form 8-K filed on July 13, 2016, including exhibits thereto, which describes the proposed Odeon Acquisition;

  •
  Audited Consolidated financial statements of the Company as of and for the year ended December 31, 2015, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Audited consolidated financial statements of Odeon audited under generally accepted auditing standards in the United States ("U.S. GAAS") and prepared following generally accepted accounting practice in the United Kingdom ("U.K. GAAP") as of and for the year ended December 31, 2015, which are included herein;

  •
  The section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 2016 and six months ended June 30, 2015, which are included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2016;

  •
  Unaudited consolidated financial statements of Odeon prepared following U.K. GAAP as of and for the six months ended June 30, 2016 and for the six months ended June 30, 2015, which are included herein; and

  •
  The section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2016.

        The unaudited pro forma condensed combined financial statements have been prepared by the Company, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Before the Odeon Acquisition is completed, there are limitations regarding what the Company can learn about Odeon. The assets and liabilities of Odeon have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. The Company has not yet determined fair value of property, net, intangibles or capital and financing lease obligations acquired; therefore the carrying value has been used in the preliminary purchase price allocation and in the pro forma financial statements. The preliminary purchase price allocation for Odeon is subject to revision as a more detailed analysis is completed and additional information on the fair value of Odeon's assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Odeon Acquisition, and could differ materially from the unaudited pro forma condensed combined financial statements presented here. Any change in the fair value of the net assets of Odeon will change the amount of the purchase price allocable to goodwill. Additionally, differences in the anticipated closing date of December 31, 2016 through the date the Odeon Acquisition is completed and changes in currency translation rates, will change the amount of goodwill recorded for the Odeon Acquisition and the actual number of shares issued for the Odeon Acquisition. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

        The unaudited pro forma condensed combined financial statements make certain assumptions regarding the amount and terms, including assumed pricing of common stock to be put into place in connection with the Odeon Acquisition as further described in Note 4 Purchase Price.

        The unaudited pro forma condensed combined financial information has been presented for information purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company and Odeon would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Odeon Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Odeon Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Odeon and the Company during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

 AMC ENTERTAINMENT HOLDINGS, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF JUNE 30, 2016
(DOLLARS IN THOUSANDS)

	AMC Historical	Odeon Historical	Odeon Pro Forma Adjustments		AMC Pro Forma for the Odeon Acquisition
		(Note 2)	(Note 6)
Assets
Cash and equivalents	$93,316	$35,967	$225,424	(a)	$354,707
Current assets	162,156	79,134	—		241,290
Property, net	1,447,997	860,305	—	(g)	2,308,302
Intangible assets, net	233,329	55,430	—	(g)	288,759
Goodwill	2,410,713	215,953	(215,953)	(b)	3,316,925
			906,212	(b)
Other long-term assets	601,030	53,258	—		654,288

Total assets	$4,948,541	$1,300,047	$915,683		$7,164,271

Liabilities and Stockholders' Equity
Current liabilities	$601,166	$227,236	$(3,545)	(h)	$813,002
			(1,457)	(h)
			(10,398)	(h)
Current Maturities:
Corporate Borrowings and Capital and Financing Lease Obligations	19,196	20,603	—		39,799
Corporate borrowings:
5.75% Senior Subordinated Notes due 2025	589,810	—	—		589,810
Senior Subordinated Notes due 2026	—	—	535,000	(a)	516,725
			(18,725)	(c)
Senior Subordinated GBP Notes due 2024	—	—	397,260	(a)	383,356
			(13,904)	(c)
5.875% Senior Subordinated Notes due 2022	369,569	—	—		369,569
Senior Secured Term Loan Facility due 2022	861,230	—	500,000	(a)	1,349,980
			(11,250)	(c)
Revolving Credit Facility due 2020	—	—	—		—
9% Senior Secured Note GBP due 2018	—	392,874	13,126	(e)	—
			(406,000)	(a)
Floating Rate Senior Secured Note EUR due 2018		217,337	4,663	(e)	—
			(222,000)	(a)
10.89% Shareholder Loans due 2019	—	795,426	(795,426)	(f)	—
5% Promissory Note Payable NCM due 2019	4,166	—	—		4,166
Capital and financing lease obligations	88,664	290,449	—	(g)	379,113
Other long-term liabilities	860,814	253,028	(30,835)	(h)	1,019,232
			(17,887)	(h)
			(45,888)	(h)

Total liabilities	3,394,615	2,196,953	(127,266)		5,464,302
Class A Common Stock	1,080	—	—		1,080

Stockholders' Equity
Class A Common Stock	215	—	—		215
Class B Common Stock	758	—	—		758
Additional paid-in capital	1,185,539	—	166,000	(a)	1,351,539
Treasury Stock	(680)	—	—		(680)
Accumulated other comprehensive income	1,596	—	—		1,596
Accumulated earnings (deficit)	365,418	(896,906)	896,906	(d)	345,461
			—
			$(19,957)	(c)

Total stockholders' equity	1,552,846	(896,906)	1,042,949		1,698,889

Total liabilities and Stockholders' Equity	$4,948,541	$1,300,047	$915,683		$7,164,271

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 AMC ENTERTAINMENT HOLDINGS, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(dollars in thousands, except per share data)

	AMC Historical	Odeon Historical	Odeon Pro Forma Adjustments		AMC Pro Forma for the Odeon Acquisition
		Note (3)	Note (6)
Revenues	$2,946,900	$1,141,963	—		$4,088,863
Cost of operations	1,945,748	753,518	—		2,699,266
Rent	467,822	136,312	1,669	(l)	609,442
			3,639	(l)
			—
General and administrative:
Merger, acquisition and transaction costs	3,398	8,432	—	(j)	7,040
			(4,790)	(j)
Other	58,212	44,854	—		103,066
Depreciation and amortization	232,961	95,525	—		328,486
					—
Impairment of long-lived assets	1,702	8,275			9,977

Operating costs and expenses	2,709,843	1,046,916	518		3,757,277

Operating income	237,057	95,047	(518)		331,586
Other expense (income)	10,684	(38,734)	8,447	(l)	(19,603)
Interest expense	106,088	177,959	(141,577)	(i)	227,955
			80,132	(i)
			5,353	(i)
Equity in earnings of non-consolidated entities	(37,131)	(109)	—		(37,240)
Investment income	(6,115)	—	—		(6,115)

Total other expense	73,526	139,116	(47,645)		164,997

Earnings (loss) before income taxes	163,531	(44,069)	47,127		166,589
Income tax provision	59,675	1,214	(33,339)	(k)	27,550

Net earnings (loss)	$103,856	$(45,283)	$80,466		$139,039

Basic earnings per share	$1.06				$1.34

Average shares outstanding—Basic	97,963		6,021	Note (4)	103,984
Diluted earnings per share	$1.06				$1.34

Average shares outstanding—Diluted	98,029		6,021	Note (4)	104,050

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 AMC ENTERTAINMENT HOLDINGS, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2016
(dollars in thousands, except per share data)

	AMC Historical	Odeon Historical	Odeon Pro Forma Adjustments		AMC Pro Forma for the Odeon Acquisition
		Note (3)	Note (6)
Revenues	$1,529,979	$526,182	—		$2,056,161
Cost of operations	995,698	361,508	—		1,357,206
Rent	247,403	66,647	1,983	(l)	318,196
			2,163	(l)
			—
General and administrative:
Merger, acquisition and transaction costs	10,152	9,595	(3,778)	(j)	6,614
			(9,355)	(j)
Other	39,150	24,257	—		63,407
Depreciation and amortization	122,721	45,915	—		168,636
Impairment of long-lived assets	—	158			158

Operating costs and expenses	1,415,124	508,080	(8,987)		1,914,217

Operating income	114,855	18,102	8,987		141,944
Other expense (income)	(84)	74,499	1,614	(l)	76,029
Interest expense	54,097	90,169	(72,327)	(i)	113,733
			39,168	(i)
			2,626	(i)
Equity in (earnings) loss of non-consolidated entities	(16,113)	345	—		(15,768)
Investment income	(9,778)	—	—		(9,778)

Total other expense	28,122	165,013	(28,919)		164,216

Earnings (loss) before income taxes	86,733	(146,911)	37,906		(22,272)
Income tax provision (benefit)	34,475	(663)	(14,826)	(k)	18,986

Net earnings (loss)	$52,258	$(146,248)	$52,732		$(41,258)

Basic earnings per share	$0.53				$(0.40)

Average shares outstanding—Basic	98,197		6,021	Note (4)	104,218
Diluted earnings per share	$0.53				$(0.40)

Average shares outstanding—Diluted	98,237		6,021	Note (4)	104,258

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 AMC ENTERTAINMENT HOLDINGS, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2015
(dollars in thousands, except per share data)

	AMC Historical	Odeon Historical	Odeon Pro Forma Adjustments		AMC Pro Forma for the Odeon Acquisition
		Note (3)	Note (6)
Revenues	$1,474,203	$531,219	—		$2,005,422
Cost of operations	975,491	366,052	—		1,341,543
Rent	232,943	67,398	218	(l)	302,372
			1,813	(l)
			—
General and administrative:
Merger, acquisition and transaction costs	1,839	1,225	—	(j)	3,064
			—	(j)
Other	22,678	20,139	—		42,817
Depreciation and amortization	115,026	47,742	—		162,768
Impairment of long-lived assets	—	—			—

Operating costs and expenses	1,347,977	502,556	2,031		1,852,564

Operating income	126,226	28,663	(2,031)		152,858
Other expense (income)	9,273	(61,446)	1,549	(l)	(50,624)
Interest expense	55,500	91,099	(72,508)	(i)	116,785
			40,020	(i)
			2,674	(i)
Equity in (earnings) loss of non-consolidated entities	(10,686)	462	—		(10,224)
Investment income	(5,202)	—	—		(5,202)

Total other expense	48,885	30,115	(28,265)		50,735

Earnings (loss) before income taxes	77,341	(1,452)	26,234		102,123
Income tax provision (benefit)	27,280	(1,927)	(16,651)	(k)	8,702

Net earnings (loss)	$50,061	$475	$42,885		$93,421

Basic earnings per share	$0.51				$0.90

Average shares outstanding—Basic	97,949		6,021	Note (4)	103,970
Diluted earnings per share	$0.51				$0.90

Average shares outstanding—Diluted	97,987		6,021	Note (4)	104,008

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the transactions and basis of pro forma presentation

Odeon Acquisition

        In July 2016, we announced an offer to purchase all of the issued and to be issued share capital of Odeon and UCI Cinemas Holdings Limited ("Odeon" or the "Odeon Acquisition"). Under the original terms of the Odeon Acquisition, Odeon shareholders will receive £389,000,000 ($515,000,000) in cash and new shares of the Company's Class A Common Stock with a value of £125,000,000 ($166,000,000). The Odeon Acquisition is equal to a total value of approximately £514,000,000 ($681,000,000) for Odeon's entire issued and to be issued capital assuming the transaction closed on June 30, 2016 and a currency translation rate of 1.3242 on June 30, 2016. Based on these assumptions, $515,000,000 will be paid in cash to Odeon shareholders and 6,021,000 new shares will be issued to Odeon shareholders on the acquisition date. We have agreed to file a registration statement to allow Odeon shareholders to resell their shares at specified times after closing and has granted certain other piggy-back registration rights. The estimated transaction value of £514,000,000 assumes a closing date of December 31, 2016 and includes interest from the locked box date of December 31, 2015 at 5.9617% through December 31, 2016 of approximately £28,900,000.

        Odeon operates 242 theatres and 2,236 screens in 7 countries (UK, Ireland, Italy, Spain, Austria, Portugal and Germany). The Company anticipates completing the Odeon Acquisition in the fourth quarter of 2016, subject to satisfaction of closing conditions. The acquisition is subject to European Commission approval.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2016, was prepared by combining the historical unaudited condensed consolidated balance sheet data as of June 30, 2016 for each of the Company and Odeon (as adjusted to comply with GAAP) as if the Odeon Acquisition and the Financings (see Note 5) had been consummated on that date. In addition to certain GAAP adjustments, certain balance sheet reclassifications have also been reflected in order to conform Odeon's balance sheet to the Company's balance sheet presentation. Refer to Note 2 for a discussion of these GAAP and reclassification adjustments.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016 and 2015 combines the results of operations of the Company and Odeon (as adjusted to comply with GAAP) as if the Odeon Acquisition and the Financings (see Note 5) had been consummated on January 1, 2015. In addition to certain GAAP adjustments, certain statements of operations reclassifications have also been reflected in order to conform the Company's statement of operations presentation. Refer to Note 3 for a discussion of these GAAP and reclassification adjustments.

        The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisitions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

        The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, "Fair Value Measurement" (ASC 820). Fair value is defined in ASC 820 as the "price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management's intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

        ASC 820 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The Company has not yet determined fair value of property, net intangibles or capital and financing leases acquired; therefore the carrying value has been used in the preliminary purchase price allocation and in the unaudited pro forma condensed combined financial statements.

2. Odeon Balance Sheet

        Odeon's condensed consolidated financial statements were prepared for the purpose of the reporting requirements of Rule 3-05 of Regulation S-X and in accordance with the accounting and disclosure requirements of FRS 102, The Financial Reporting Standard applicable in the UK and Ireland ("FRS 102"), which differs in certain respects from GAAP. The following schedule summarizes the necessary material adjustments to conform Odeon's condensed consolidated balance sheet as of June 30, 2016 to GAAP and USD (in thousands) and accounting policies and classification of certain items presented by Odeon under U.K. GAAP have been modified in order to align with the presentation used by the Company for its accounting policies and classification under GAAP (in thousands):

        Odeon's balance sheet has been translated into the Company's reporting currency, U.S. dollars, at a rate of GBP 1.00= USD 1.3242, the exchange rate as of June 30, 2016.

 BALANCE SHEET
AS OF JUNE 30, 2016

	Local Currency—GBP				USD
	Odeon Pro Forma Reclassified Amounts Presented	Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
Assets
Cash and equivalents	£27,161	£—		£27,161	$35,967
Current assets	59,760	—		59,760	79,134
Property, net	424,095	200,338	(i)(f)	649,679	860,305
		(5,379)	(i)(e)
		11,625	(i)(k)
		19,000	(i)(l)
Intangible assets, net	—	1,359	(i)(j)	41,859	55,430
		40,500	(i)(j)
Goodwill	126,136	(77,679)	(i)(f)	163,082	215,953
		104,440	(i)(d)
		(96,562)	(i)(a)
		7,747	(i)(j)
		99,000	(i)(l)
Other long-term assets	23,052	17,167	(i)(h)	40,219	53,258

Total assets	£660,204	£321,556		£981,760	$1,300,047

Liabilities and Stockholders' Deficit
Current liabilities	£177,292	(9,466)	(i)(g)	£171,603	$227,236
		1,100	(i)(i)
		2,677	(i)(c)
Current Maturities:
Corporate Borrowings and Capital and Financing Lease Obligations	1,349	14,210	(i)(f)	15,559	20,603
Corporate borrowings:
9% Senior Secured Note GBP due 2018	296,688			296,688	392,874
Floating Rate Senior Secured Note EUR due 2018	164,127			164,127	217,337
10.89% Shareholder Loans due 2019	600,684	—		600,684	795,426
Capital and financing lease obligations	3,699	204,015	(i)(f)	219,339	290,449
		11,625	(i)(k)
Other long-term liabilities	123,098	(33,257)	(i)(a)	191,080	253,028
		9,203	(i)(b)
		13,773	(i)(c)
		34,805	(i)(i)
		25,058	(i)(j)
		18,400	(i)(l)

Total liabilities	1,366,937	292,143		1,659,080	2,196,953
Stockholders' Deficit	(706,733)	89	(i)(h)	(677,320)	(896,906)
		(51)	(i)(h)
		17,129	(i)(h)
		(24,845)	(i)(a)
		(39,978)	(i)(a)
		1,518	(i)(a)
		(10,103)	(i)(f)
		(85,464)	(i)(f)
		(2,909)	(i)(b)
		(6,294)	(i)(b)
		(12,874)	(i)(c)
		(3,576)	(i)(c)
		17,599	(i)(d)
		979	(i)(d)
		85,862	(i)(d)
		9,466	(i)(g)
		(2,654)	(i)(e)
		(2,724)	(i)(e)
		3,478	(i)(i)
		(39,383)	(i)(i)
		5,631	(i)(j)
		18,917	(i)(j)
		(800)	(i)(l)
		100,400	(i)(l)

Total liabilities and Stockholders' Deficit	£660,204	£321,556		£981,760	$1,300,047

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

        (i)    The adjustments presented above to Odeon's balance sheet related to:

          (a)   Under U.K. GAAP Odeon maintains a liability for leased properties still in use that are expected to generate losses in the future. Under GAAP, a liability cannot be recorded for losses related to contractual lease obligations until the cease use date has occurred. Odeon reduces the onerous lease provision when performance improves for properties previously forecast to generate cash losses. The Company has made the following adjustments related to the removal of the onerous lease provision and liability following GAAP:

As of June 30, 2016
Remove onerous lease liability	£(33,257)
Reduce goodwill	(96,562)
Record increase to accumulated deficit subsequent to January 1, 2015	(24,845)
Record increase to accumulated deficit prior to January 1, 2015	(39,978)
Record increase to accumulated other comprehensive income	1,518

          (b)   Under U.K. GAAP, fixed increases in rental payments that are meant to approximate the rate of inflation are not included in the calculation of straight-line rent expense but would be included under GAAP. The Company has made the following adjustment to include the estimated deferred rent expense and liability for operating leases as follows:

As of June 30, 2016
Record liability for deferred rent expense	£9,203
Record increase to accumulated deficit subsequent to January 1, 2015	(2,909)
Record increase to accumulated deficit prior to January 1, 2015	(6,294)

          (c)   Odeon occasionally receives premium payments from landlords that provide the landlord with the right to terminate the lease at the discretion of the landlord. Historically Odeon has recognized such payments in the year of payment. Under GAAP, such payments would generally be considered the same as incentives from a landlord and would be deferred over the period from receipt of the payment over the remainder of the expected lease term. The Company has made the following adjustments to defer the amounts received from landlords for operating leases:

As of June 30, 2016
Record long-term portion of liability for landlord benefits	£13,773
Record short-term portion of liability	2,677
Record increase to accumulated deficit subsequent to January 1, 2015	(12,874)
Record increase to accumulated deficit prior to January 1, 2015	(3,576)

          (d)   Goodwill is amortized under U.K. GAAP but is not amortized under GAAP. Transaction expenses are capitalized as part of acquisition consideration under U.K. GAAP. The Company has made the following adjustment to reinstate goodwill for amounts amortized under U.K. GAAP and to reverse the capitalization of transaction expenses as follows:

As of June 30, 2016
Reinstate goodwill	£104,440
Record decrease to accumulated deficit subsequent to January 1, 2015	17,599
Record increase to accumulated other comprehensive income	979
Record decrease to accumulated deficit prior to January 1, 2015	85,862

          (e)   Under U.K. GAAP impairment charges recorded previously can be reversed. However, under GAAP, impairment charges recorded in prior periods are not reversed in future periods. The Company has made the following adjustments related to reversing previously recorded impairment charges and to reverse depreciation on these long-lived assets under U.K. GAAP as follows:

As of June 30, 2016
Property, net	£(5,379)
Record increase to accumulated deficit subsequent to January 1, 2015	(2,654)
Record increase to accumulated deficit prior to January 1, 2015	(2,724)

          (f)    Reflects the adjustment to account for certain build-to-suit and capital leases. Build-to-suit leases are treated as financing transactions under GAAP when the lessee is involved in the construction of the leased assets. Odeon had significant continuing involvement in relation to the leased properties upon completion of their construction activities and, accordingly, the lease arrangements failed the sale and leaseback test. Under U.K. GAAP, these leases were treated as operating leases. This results in the recognition of the leased assets at their net book value, a related finance liability and a corresponding goodwill adjustment under GAAP for leases acquired in business combinations. The Company has made the following adjustments related to these capital and financing leases following GAAP:

As of June 30, 2016
Record build to suit and capital lease assets	£200,338
Record short-term capital and finance lease obligation	14,210
Record long-term capital and finance lease obligation	204,015
Adjust Goodwill	(77,679)
Record increase to accumulated deficit subsequent to January 1, 2015	(10,103)
Record increase to accumulated deficit prior to January 1, 2015	(85,464)

          (g)   Represents adjustments for share based compensation expense related to Odeon's senior long-term incentive program ("Senior LTIP") that is contingent upon the consummation of the Odeon Acquisition. Under GAAP recognition of share based compensation expense that is contingent on the consummation of a transaction is deferred until the transaction is consummated.

As of June 30, 2016
Remove liability for LTIP	£(9,466)
Record decrease to accumulated deficit subsequent to January 1, 2015	9,466

          (h)   Following pension accounting rules under U.K. GAAP, the net pension assets associated with an overfunded pension plan are generally not recognized on the balance sheet. However, such pension assets are recognized under GAAP. The Company has made the following adjustment to recognize the net pension asset following GAAP:

As of June 30, 2016
Record net pension asset	£17,167
Record decrease to accumulated deficit subsequent to January 1, 2015	89
Record increase to accumulated deficit prior to January 1, 2015	(51)
Record increase to accumulated other comprehensive income	17,129

          (i)    Under GAAP and following the variable interest consolidation model, certain entities required consolidation in the historical accounts that did not require consolidation under U.K. GAAP. In addition, under GAAP gains from sale leaseback transactions are typically deferred over the term of the lease. The following adjustments represent the impact of consolidating the variable interest entities, the subsidiaries of Odeon Property Group LLP (the "PropCos"), and the impact of deferring gains from historic sale leaseback transactions related to the PropCos under GAAP.

As of June 30, 2016
Record PropCo current liabilities	£1,100
Record PropCo deferred gain	34,805
Record PropCo decrease to accumulated deficit subsequent to January 1, 2015	3,478
Record PropCo increase to accumulated deficit prior to January 1, 2015	(39,383)

          (j)    Under U.K. GAAP, identifiable intangible assets and liabilities are not required to be separately identified and recorded on an entity's balance sheet in connection with a business combination. Under GAAP, identifiable intangible assets and liabilities such as favorable and unfavorable leases and tradenames are required to be separately identified and determined to be indefinite-lived or definite lived intangible assets or liabilities. The following adjustments record the balances for identified tradenames, favorable lease assets and unfavorable lease liabilities under GAAP.

As of June 30, 2016
Record favorable lease asset definite lived intangible	£1,359
Record tradename indefinite lived intangible	40,500
Record adjustment to Goodwill	7,747
Record unfavorable lease liability definite lived intangible	25,058
Record decrease to accumulated deficit subsequent to January 1, 2015	5,631
Record decrease to accumulated deficit prior to January 1, 2015	18,917

          (k)   Under GAAP, construction in progress for locations recorded as financing leases in (f) above are recorded as increases to property and the related financing lease obligation.

As of June 30, 2016
Record property	£11,625
Record financing lease obligation	11,625

          (l)    Timing differences arising historically in Odeon did not result in significant deferred tax assets or liabilities recorded on the balance sheet in respect of foreign jurisdictions due to the availability of off balance sheet deferred tax assets, including net operating loss carryforwards. Consequently, GAAP adjustments do not result in significant additional deferred tax assets or liabilities. Odeon has made a GAAP policy election not to include any tax basis in the reported position for certain leasehold assets in the UK and Ireland where its tax basis declines or 'wastes' over time. As a result, an adjustment is required to increase the reported deferred tax liability for these territories and record associated increases in the carrying value of the assets themselves, or goodwill for those assets acquired via business combinations.

As of June 30, 2016
Record fixed assets	£19,000
Record goodwill	99,000
Record deferred tax liability	18,400
Record increase to accumulated deficit subsequent to January 1, 2015	(800)
Record decrease to accumulated deficit prior to January 1, 2015	100,400

Summary of Reclassification Adjustments for Odeon

        The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by the Company under GAAP as shown below. The reclassification adjustments to the Balance Sheet as of June 30, 2016 relate to the structure of the Consolidated Balance Sheet for Odeon following its policies under U.K. GAAP which utilize different naming and aggregation standards than the Company's presentation following its policies under GAAP and separately identifies items such as goodwill as intangible assets. The reclassification adjustments to conform Odeon's historical financial statement presentation to the Company's historical financial statement presentation have also been condensed to conform with the amounts presented in the unaudited pro forma condensed combined financial statement presentations included herein. There have been no changes in total stockholders' deficit as a result of these reclassifications.

 Odeon
Summary of pro forma reclassification adjustment for Odeon—Balance sheet
As of June 30, 2016

	UK GAAP
	Odeon Historical Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
As of June 30, 2016
Intangible assets	126,136	(126,136)	—
Goodwill	—	126,136	126,136	126,136
Tangible assets	428,080	(428,080)	—
Property, net		424,095	424,095	424,095
Investments in joint ventures	848	(848)	—
Other long-term assets		14,986	14,986
Deferred charges on revolving credit facility		539	539
Deferred tax asset		6,716	6,716
Long-term: Receivables, net		811	811

Other Long-Term Assets				23,052
Stocks	7,258	(7,258)	—
Other current assets	—	7,258	7,258
Debtors due within one year	52,502	(52,502)	—
Short-term: Receivables, net		21,118	21,118
Other current assets		31,384	31,384

Current Assets				59,760
Debtors due after more than one year	17,680	(17,680)	—
Cash at bank and in hand	27,161	(27,161)	—
Cash and Equivalents		27,161	27,161	27,161
Creditors: amounts falling due within one year	178,641	(178,641)	—
Short-term: Accounts payable		46,920	46,920
Short-term: Accrued expenses and other liabilities		115,617	115,617
Deferred revenues and income		14,755	14,755
Current liabilities				177,292
Current maturities of corporate borrowings and capital and financing lease obligations		1,349	1,349	1,349
Creditors: amounts falling due after more than one year	1,145,981	(1,145,981)	—
9% Senior Secured Note GBP due 2018		296,688	296,688	296,688
Floating Rate Senior Secured Note EUR due 2018		164,127	164,127	164,127
10.89% Shareholder Loans due 2019		600,684	600,684	600,684
Capital and financing lease obligations		3,699	3,699	3,699
Other long term liabilities		117,803	117,803
Deferred tax liability	5,295	—	5,295
Provisions	35,151	(35,151)	—
Pensions and similar obligations	1,330	(1,330)	—

Other long-term liabilities				123,098
called up share capital	120,645	—	120,645
Other reserves	(10,353)	10,353	—
Additional Paid-In Capital		(10,353)	(10,353)
Profit and loss account	(817,025)	16,721	(800,304)
Accumulated Other Comprehensive Income		(16,721)	(16,721)

Stockholders' Deficit				(706,733)

3. Odeon's Statements of Operations

        Odeon's condensed consolidated financial statements were prepared for the purpose of the reporting requirements of Rule 3-05 of Regulation S-X and in accordance with FRS 102. The following schedule summarizes the necessary material adjustments to the Odeon condensed consolidated statements of operations for the year ended December 31, 2015, the six months ended June 30, 2016 and the six months ended June 30, 2015 to conform to GAAP and to record the results in the reporting currency of the Company, dollars (in thousands), and the accounting policies and classification of certain items presented by Odeon under U.K. GAAP for the year ended December 31, 2015 and the six months ended June 30, 2016 have been modified in order to align with the presentation used by the Company for its accounting policies and classifications under GAAP (in thousands):

 STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
DECEMBER 31, 2015

	Local Currency—GBP				USD
	Odeon Pro Forma Reclassified Amounts Presented	Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
Revenues	£747,164	£—		£747,164	$1,141,963
Cost of operations	493,012	—		493,012	753,518
Rent	87,676	24,994	(ii)(a)	89,186	136,312
		1,982	(ii)(b)
		14,876	(ii)(c)
		(36,186)	(ii)(f)
		(4,156)	(ii)(j)
General and administrative:
Merger, acquisition and transaction costs	5,517	—		5,517	8,432
Other	36,144	(6,980)	(ii)(g)	29,347	44,854
		(517)	(ii)(h)
		700	(ii)(i)
Depreciation and amortization	54,134	(11,604)	(ii)(d)	62,500	95,525
		(316)	(ii)(e)
		18,877	(ii)(f)
		409	(ii)(j)
		1,000	(ii)(k)
Impairment of long-lived assets	2,156	3,258	(ii)(e)	5,414	8,275

Operating costs and expenses	678,639	6,337		684,976	1,046,916

Operating income	68,525	(6,337)		62,188	95,047
Other expense (income)	(22,693)	(3,026)	(ii)(i)	(25,343)	(38,734)
		376	(ii)(h)
Interest expense	95,278	23,804	(ii)(f)	116,435	177,959
		(2,647)	(ii)(a)
		—	(ii)(h)
Equity in earnings of non-consolidated entities	(71)	—		(71)	(109)
Investment income	—	—		—	—

Total other expense	72,514	18,507		91,021	139,116

Earnings before income taxes	(3,989)	(24,844)		(28,833)	(44,069)
Income tax provision	894	(100)	(ii)(k)	794	1,214

Net loss	£(4,883)	£(24,744)		£(29,627)	$(45,283)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED
JUNE 30, 2016

	Local Currency—GBP				USD
	Odeon Pro Forma Reclassified Amounts Presented	Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
Revenues	£367,303	£—		£367,303	$526,182
Cost of operations	252,352	—		252,352	361,508
Rent	65,257	2,839	(ii)(a)	46,523	66,647
		927	(ii)(b)
		(2,002)	(ii)(c)
		(18,426)	(ii)(f)
		(2,072)	(ii)(j)
General and administrative:
Merger, acquisition and transaction costs	6,698	—		6,698	9,595
Other	19,794	(2,486)	(ii)(g)	16,933	24,257
		(375)	(ii)(h)
		—	(ii)(i)
Depreciation and amortization	27,893	(5,996)	(ii)(d)	32,051	45,915
		(287)	(ii)(e)
		9,753	(ii)(f)
		188	(ii)(j)
		500	(ii)(k)
Impairment of long-lived assets	110	—	(ii)(e)	110	158

Operating costs and expenses	372,104	(17,437)		354,667	508,080

Operating income	(4,801)	17,437		12,636	18,102
Other expense (income)	52,365	(788)	(ii)(i)	52,004	74,499
		427	(ii)(h)
Interest expense	51,003	12,281	(ii)(f)	62,943	90,169
		(341)	(ii)(a)
		—	(ii)(h)
Equity in loss of non-consolidated entities	241	—		241	345
Investment income	—	—		—	—

Total other expense	103,609	11,579		115,188	165,013

Earnings (loss) before income taxes	(108,410)	5,858		(102,552)	(146,911)
Income tax provision	137	(600)	(ii)(k)	(463)	(663)

Net loss	£(108,547)	£6,458		£(102,089)	$(146,248)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED
JUNE 30, 2015

	Local Currency—GBP				USD
	Odeon Pro Forma Reclassified Amounts Presented	Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
Revenues	£348,706	£—		£348,706	$531,219
Cost of operations	240,286	—		240,286	366,052
Rent	54,601	3,728	(ii)(a)	44,242	67,398
		991	(ii)(b)
		4,991	(ii)(c)
		(18,008)	(ii)(f)
		(2,061)	(ii)(j)
General and administrative:
Merger, acquisition and transaction costs	804	—		804	1,225
Other	12,769	—	(ii)(g)	13,220	20,139
		(249)	(ii)(h)
		700	(ii)(i)
Depreciation and amortization	27,249	(5,802)	(ii)(d)	31,339	47,742
		(158)	(ii)(e)
		9,347	(ii)(f)
		203	(ii)(j)
		500	(ii)(k)
Impairment of long-lived assets	—	—	(ii)(e)	—	—

Operating costs and expenses	335,709	(5,818)		329,891	502,556

Operating income	12,997	5,818		18,815	28,663
Other expense (income)	(39,002)	(1,513)	(ii)(i)	(40,335)	(61,446)
		180	(ii)(h)
Interest expense	49,151	11,972	(ii)(f)	59,800	91,099
		(1,323)	(ii)(a)
		—	(ii)(h)
Equity in loss of non-consolidated entities	303	—		303	462
Investment income	—	—		—	—

Total other expense	10,452	9,316		19,768	30,115

Earnings (loss) before income taxes	2,545	(3,498)		(953)	(1,452)
Income tax provision	(1,215)	(50)	(ii)(k)	(1,265)	(1,927)

Net loss	£3,760	£(3,448)		£312	$475

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

        Odeon's condensed consolidated statement of operations for the year ended December 31, 2015 has been translated into U.S. dollars at a rate of GBP 1.00=USD 1.5284, the average exchange rate for the year ended December 31, 2015.

        Odeon's condensed consolidated statement of operations for the six months ended June 30, 2016 has been translated into U.S. dollars at a rate of GBP 1.00= 1.4326, the average exchange rate for the six months ended June 30, 2016.

        Odeon's condensed consolidated statement of operations for the six months ended June 30, 2015 has been translated into U.S. dollars at a rate of GBP 1.00= 1.5234, the average exchange rate for the six months ended June 30, 2015.

        (ii)   Reflects the following GAAP adjustments (in thousands):

          (a)   Under U.K. GAAP, Odeon maintains a liability for leased properties still in use that are expected to generate losses in the future. Under GAAP, liability cannot be recorded for losses related to contractual lease obligations until the cease use date has occurred. Odeon adjusts the onerous lease provision when performance improves for properties previously forecast to generate cash losses. The Company has made the following adjustment to remove the benefit of the change in provision for onerous leases and to remove related accretion of interest on the liability as follows:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove benefit of onerous lease provision released	£24,994	£2,839	£3,728
Remove interest expense for onerous leases	(2,647)	(341)	(1,323)

          (b)   Under U.K. GAAP, fixed increases in rental payments that are meant to approximate the rate of inflation are not included in the calculation of straight-line rent expense but would be included under GAAP. The Company has made the following adjustment to include the estimated deferred rent expense for operating leases as follows:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Record deferred rent expense, net of amortization of the deferred amount	£1,982	£927	£991

          (c)   Odeon occasionally receives premium payments from landlords that provide the landlord with the right to terminate the lease at the discretion of the landlord. Historically Odeon has recognized such payments in the year of payment. Under GAAP, such payments would generally be considered the same as incentives from a landlord and would be recognized on a straight-line basis over the period from receipt of the payment over the remainder of the expected lease term. The Company has made the following adjustment to remove the benefits received from landlords for operating leases and to replace that amount with amortization of the deferred amounts over the terms of the leases as follows:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove lease incentive benefits and replace that amount with amortization of deferred amounts	£14,876	£(2,002)	£4,991

          (d)   Goodwill is amortized under U.K. GAAP but is not amortized under GAAP. The Company has made the following adjustment to remove the expense related to goodwill amortization under U.K. GAAP as follows:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove amortization of goodwill	£(11,604)	£(5,996)	£(5,802)

          (e)   Under U.K. GAAP impairment charges recorded previously can be reversed. However, under GAAP, impairment charges recorded in prior periods are not reversed in future periods. During the six months ended June 30, 2016 and 2015, Odeon did not record any reversals of previous impairment charges. The Company has made the following adjustments to reverse the reinstatement of previously recorded impairment charges and to reverse depreciation on these long-lived assets under U.K. GAAP as follows:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove reversal of previous impairments	£3,258	£—	£—
Remove depreciation expense	(316)	(287)	(158)

          (f)    Reflects the adjustment to interest expense, depreciation expense and rent expense to account for capital leases and build-to-suit leases, which should be accounted as financing transactions under GAAP as a result of the involvement of Odeon during the construction of such leased properties and its significant continuing involvement upon completion of construction activities. These leases were accounted for as operating leases under U.K. GAAP.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Record interest expense for build to suit and capital leases	£23,804	£12,281	£11,972
Record depreciation expense	18,877	9,753	9,347
Remove rent expense for operating leases	(36,186)	(18,426)	(18,008)

          (g)   Represents share based compensation expense related to Odeon's senior long-term incentive program ("Senior LTIP") that is contingent upon the consummation of the Odeon Acquisition. Under GAAP recognition of share based compensation expense that is contingent on the consummation of a transaction is deferred until the transaction is consummated.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove Senior LTIP expense	£(6,980)	£(2,486)	£—

          (h)   Under U.K. GAAP, actuarial losses or gains are recognized immediately through other comprehensive income during the year of occurrence. Under GAAP, these are recognized in other comprehensive income and amortiz.ed through the income statement over the average life expectancy of inactive participants following the corridor approach, which allows the Company to defer amortization of actuarial losses or gains through the income statement which are lower than the greater of 10% of the fair value of the pension plan assets or the projected benefit obligation at the start of the period

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Records reclassification of pension plan interest income from Other expense	£(517)	£(375)	£(249)
Records reclassification of pension plan interest income and amortization of actuarial gain	376	427	180

          (i)    Under GAAP, gains from sale leaseback transactions are typically deferred over the term of the lease. The following adjustments represent the impact of amortizing the deferred gains from historic sale leaseback transactions related to the PropCos under GAAP, as well as eliminating the intercompany loan activity:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Record amortization of deferred sale lease back gain	£(3,026)	£(788)	£(1,513)
Record release of provision	700	—	700

          (j)    Under U.K. GAAP, identifiable intangible assets and liabilities are not required to be separately identified and recorded on an entity's balance sheet in connection with a business combination. Under GAAP, identifiable intangible assets and liabilities such as favorable and unfavorable leases are required to be separately identified and determined to be indefinite-lived or definite lived intangible assets or liabilities. The following adjustments record the amortization for identified favorable lease assets and unfavorable lease liabilities under GAAP.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Record amortization of unfavorable lease liability	£(4,156)	£(2,072)	£(2,061)
Record amortization of favorable lease asset	409	188	203

          (k)   Income and expenses recorded historically by Odeon were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result GAAP adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions. Odeon has made a GAAP policy election not to include any tax basis in the reported position for certain leasehold assets in the UK and Ireland where its tax basis declines or 'wastes' over time. As a result, the value of the assets is grossed up under GAAP to reflect the associated deferred tax liability acquired and an adjustment is required to increase depreciation and record the related tax credit.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove income tax benefit related to adjustment (g) above	£(100)	£(600)	£(50)
Record depreciation expense for fixed assets recorded related to policy election	1,000	500	500

Summary of Reclassification Adjustments for Odeon

        The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by the Company under GAAP as shown below. The reclassification adjustments to the Income Statements for the year ended December 31, 2015, the six months ended June 30, 2016 and the six months ended June 30, 2015 relate to the structure of the Consolidated Income Statement for Odeon following its policies under U.K. GAAP which utilize different naming and aggregation standards than the Company's presentation following its policies under GAAP and breaks out items such as revenues as turnover. The reclassification adjustments to conform Odeon's historical financial statement presentation to the Company's historical financial statement presentation have also been condensed to conform with the amounts presented in the pro forma condensed and combined financial statement presentations included herein. There have been no changes in Odeon's historical net loss for any period as a result of these reclassifications.

 Odeon
Summary of pro forma reclassification adjustment for Odeon—Income Statement
Year ended December 31, 2015

	UK GAAP
	Odeon Historical UK GAAP Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
12 months ended December 31, 2015
Turnover	747,164	(747,164)
Admissions		500,734	500,734
Food and beverage		180,331	180,331
Other theatre		66,099	66,099

Revenues				747,164
Cost of sales	274,250	(274,250)
Film exhibition costs		210,709	210,709
Food and beverage costs		42,793	42,793
Distribution costs, administration expenses and other operating income	415,185	(415,185)
Operating expense		239,510	239,510

Cost of operations				493,012
Rent		87,676	87,676	87,676
General and administrative:
Merger, acquisition and transaction costs		5,517	5,517	5,517
Other		36,144	36,144	36,144
Depreciation and amortization		54,134	54,134	54,134
Impairment of long-lived assets		2,156	2,156	2,156
Other expense (income)		(22,693)	(22,693)	(22,693)
Interest payable and similar charges	95,393	(95,393)
Corporate borrowings		92,631	92,631
Capital and financing lease obligations		2,647	2,647

Interest expense				95,278
Group's share of profit in joint ventures	(186)	186
Other interest receivable and similar income	(22,987)	22,987
Equity in earnings of non-consolidated entities		(71)	(71)	(71)
Investment income		—
Profit on disposal of properties	(10,502)	10,502
Income tax provision (benefit)	894		894	894

Net loss	(4,883)	—	(4,883)	(4,883)

 Odeon
Summary of pro forma reclassification adjustment for Odeon—Income Statement
Six months ended June 30, 2016

	UK GAAP
	Odeon Historical UK GAAP Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
6 months ended June 30, 2016
Turnover	367,303	(367,303)
Admissions		244,943	244,943
Food and beverage		90,658	90,658
Other theatre		31,702	31,702

Revenues				367,303
Cost of sales	134,914	(134,914)
Film exhibition costs		102,110	102,110
Food and beverage costs		21,944	21,944
Distribution costs, administration expenses and other operating income	239,226	(239,226)
Operating expense		128,298	128,298

Cost of operations				252,352
Rent		65,257	65,257	65,257
General and administrative:
Merger, acquisition and transaction costs		6,698	6,698	6,698
Other		19,794	19,794	19,794
Depreciation and amortization		27,893	27,893	27,893
Impairment of long-lived assets		110	110	110
Other expense (income)		52,365	52,365	52,365
Interest payable and similar charges	101,337	(101,337)
Corporate borrowings		50,488	50,488
Capital and financing lease obligations		515	515

Interest expense				51,003
Group's share of profit in joint ventures	200	(200)
Other interest receivable and similar income
Equity in earnings of non-consolidated entities		241	241	241
Investment income
Profit/(loss) on disposal of properties	36	(36)
Income tax provision (benefit)	137		137	137

Net loss	(108,547)	—	(108,547)	(108,547)

 Odeon
Summary of pro forma reclassification adjustment for Odeon—Income Statement
Six months ended June 30, 2015

	UK GAAP
	Odeon Historical UK GAAP Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
6 months ended June 30, 2015
Turnover	348,706	(348,706)
Admissions		236,990	236,990
Food and beverage		84,973	84,973
Other theatre		26,743	26,743

Revenues				348,706
Cost of sales	126,301	(126,301)
Film exhibition costs		98,462	98,462
Food and beverage costs		20,007	20,007
Distribution costs, administration expenses and other operating income	208,458	(208,458)
Operating expense		121,817	121,817

Cost of operations				240,286
Rent		54,601	54,601	54,601
General and administrative:
Merger, acquisition and transaction costs		804	804	804
Other		12,769	12,769	12,769
Depreciation and amortization		27,249	27,249	27,249
Impairment of long-lived assets		—	—	—
Other expense (income)		(39,002)	(39,002)	(39,002)
Interest payable and similar charges	49,306	(49,306)
Corporate borrowings		47,596	47,596
Capital and financing lease obligations		1,555	1,555

Interest expense				49,151
Group's share of profit in joint ventures	232	(232)
Other interest receivable and similar income	(38,369)	38,369
Equity in earnings of non-consolidated entities		303	303	303
Investment income
Profit/(loss) on disposal of properties	233	(233)
Income tax provision (benefit)	(1,215)		(1,215)	(1,215)

Net earnings	3,760	—	3,760	3,760

4. Purchase Price

Odeon

        The transaction represents a total value of approximately £514,000,000 ($681,000,000) for Odeon's share capital based on a currency translation rate of GBP 1.00=1.3242 U.S. dollars on June 30, 2016. Approximately 75% of this estimated purchase price will be paid in cash to the Odeon shareholders and approximately 25% will be paid through the issuance to them of shares of the Company's Class A common stock. The estimated transaction value of £514,000,000 assumes a closing date of December 31, 2016 and includes interest from the locked box date of December 31, 2015 at 5.9617% through December 31, 2016 of approximately £28,900,000. Should the transaction close before December 31, 2016 or after December 31, 2016, the purchase price would be adjusted downward by approximately £80,000 per day or upward by approximately £80,000 per day, respectively.

        The preliminary estimate of cash consideration expected to be transferred to effect the Odeon Acquisition is approximately £389,000,000 or approximately $515,000,000. Estimated cash consideration is based on the preliminary estimate of the number of shares outstanding on the acquisition date. These estimated amounts do not purport to represent what the actual cash consideration transferred will be when the acquisition closes (in thousands, except for share price):

  Acquisition Consideration:

Estimated number of Company shares to be issued based on 20 day average share price of $27.49 three days prior to June 30, 2016	6,021

Estimated $USD price paid with shares based on a currency translation rate of 1.3242 on June 30, 2016	$166,000
Plus
Cash distribution to Odeon shareholders	$515,000

Total preliminary estimated acquisition consideration	$681,000

        The sensitivity table below shows a range of shares issued based on hypothetical Company share prices on the acquisition date.

(Unaudited, in thousands, except for the estimated share price)	% increase / decrease	Average Share Price	Estimated Shares	£ Estimated Purchase Consideration	$ Estimated Purchase Consideration
As presented in the unaudited pro forma combined results		$27.49	6,021	£514,000	$681,000
20% decrease in the estimated share price	–20%	21.99	7,527	514,000	681,000
10% decrease in the estimated share price	–10%	24.74	6,691	514,000	681,000
10% increase in the estimated share price	10%	30.24	5,474	514,000	681,000
20% increase in the estimated share price	20%	32.99	5,017	514,000	681,000

        The sensitivity table below shows a range of estimated purchase consideration based on hypothetical currency translation rates on the acquisition date.

(Unaudited, in thousands, except for the translation rates)	% increase / decrease	Estimated Translation Rate	£ Estimated Purchase Consideration	$ Estimated Purchase Consideration
As presented in the pro forma combined results		1.3242	£514,000	$681,000
20% decrease in the estimated translation rate	–20%	1.0593	514,000	544,000
10% decrease in the estimated translation rate	–10%	1.1918	514,000	613,000
10% increase in the estimated translation rate	10%	1.4566	514,000	749,000
20% increase in the estimated translation rate	20%	1.6022	514,000	824,000

        Under the acquisition method of accounting, the total estimated purchase price is allocated to Odeon's assets and liabilities based upon their estimated fair value as of the date of completion of the acquisition. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Odeon's final analysis, is as follows (in thousands):

Cash and cash equivalents	$35,967
Current assets	79,134
Property, net	860,305	(a)
Goodwill	906,212
Intangible assets:
Tradename—Indefinite lived asset	53,630	(a)
Favorable lease—Definite lived asset	1,800	(a)
Other assets	53,258

Total assets acquired	1,990,306
Current liabilities	(211,836)
9% Senior Secured Note GBP due 2018	(406,000)
4.93% Senior Secured Note EUR due 2018	(222,000)
Capital lease and financing lease obligations	(311,052)	(a)
Other liabilities	(158,418)

Net assets acquired	$681,000

(a)
The Company has not yet determined fair value of property, net, intangibles or capital and financing lease obligations acquired; therefore the carrying value has been used in the preliminary purchase price allocation and in the unaudited pro forma condensed combined financial statements.

5. Proposed Acquisition Financings

Odeon

        In connection with the Odeon Acquisition, the Company anticipates incurring the following indebtedness: $535,000,000 aggregate principal amount of Senior Subordinated Notes due 2026;
£300,000,000 ($397,260,000) aggregate principal amount of Senior Subordinated Notes due 2024; and
$500,000,000 aggregate principal amount of incremental term loans. We have assumed for purposes of this pro forma information a weighted average interest rate of 5.3% per year for indebtedness incurred as part of the Financing. An increase or decrease of 0.50% of the assumed weighted average interest rate would increase or decrease interest expense by approximately $7.2 million for the twelve months ended December 31, 2015 and approximately $3.6 million for the six months ended June 30, 2016.

6. Pro Forma Adjustments

        The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the transactions described above were completed on June 30, 2016 for balance sheet purposes and as of January 1, 2015 for statement of operations purposes.

        In connection with the proposed Carmike Acquisition, we expect to draw upon additional financing sources, which may include a combination of additional debt or equity financing and the proceeds of asset sales, or in the event those sources are not available, drawings under committed credit facilities. In the event the Carmike Acquisition is completed prior to the Odeon Acquisition, a portion of the proceeds of the financings set forth in this pro forma financial information will be used to finance the transactions related to the Carmike Acquisition instead, in which event we would expect that the financing sources which would have been used to finance the Carmike Acquisition would be used to finance the transactions associated with the Odeon Acquisition.

        (a)   Represents the following anticipated sources and uses of funds for the Odeon Acquisition ($ in thousands):

SOURCES AND USES ODEON
Sources of Funds	Amount	Uses of Funds	Amount
Proceeds from issuance of $535 million Dollar Notes	$535,000	Transaction fees and expenses	$63,836
Proceeds from issuance of $300 million GBP Sterling Notes	397,260
Proceeds from issuance of incremental term loans	500,000		—
		9% Senior Secured Note GBP due 2018	406,000
		Floating Rate Senior Secured Note EUR due 2018	222,000
AMC equity issued to seller	166,000	Acquisition of Odeon	681,000
		Company Cash	$225,424

	$1,598,260		$1,598,260

        Transaction fees and expenses are estimated as follows (in thousands):

Deferred charges $535 million Dollar Notes	$18,725
Deferred charges $300 million Sterling Notes	13,904
Incremental term loans	11,250
Transaction expenses	$19,957

Transaction fees and expenses above	$63,836

        (b)   Remove historical Odeon goodwill and replace with goodwill from purchase price allocation. See Note 4 Purchase Price above.

        (c)   Amount represents transaction fees and expenses in (a) above. Transaction fees related to the issuance of debt are capitalized and amortized to interest expense over the term of the related notes. Other expenses are non-recurring in nature and recorded directly to retained earnings.

        (d)   Eliminate Odeon historical equity in connection with purchase accounting.

        (e)   Adjust debt balances assumed in Odeon Acquisition to fair value.

        (f)    Eliminate shareholder loans that are extinguished at closing with the estimated acquisition consideration.

        (g)   The Company has not yet determined fair value of property, net, intangibles or capital and financing lease obligations acquired; therefore the carrying value has been used in the preliminary purchase price allocation and in the unaudited pro forma condensed combined financial statements.. See Note 4 Purchase Price above.

        (h)   In connection with the application of purchase accounting, deferred rent, deferred gain and landlord allowance amounts were reset to fair value of $0.

        (i)    Adjustments to interest expense and other expense have been made to reflect the elimination of the Shareholder Loans due 2019 and refinancing of the 9% Senior Secured Note GBP due 2018 and the Floating Rate Senior Secured Note due 2018 as follows (see Note 5 Proposed Acquisition Financing above for a sensitivity analysis showing the impact of a change in interest rates on interest expense):

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Eliminate historical interest expense for amounts extinguished above	$(141,577)	$(72,327)	$(72,508)
Cash interest on new indebtedness incurred.	80,132	39,168	40,020
Amortization of deferred charges on new indebtedness incurred	5,353	2,626	2,674

        (j)    Adjustment to remove the non-recurring direct incremental costs of the Odeon Acquisition which are reflected in the historical financial statements of the Company and Odeon.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove the Company's costs	$—	$(3,778)	$—
Remove Odeon's costs	(4,790)	(9,355)	—

        (k)   Adjustment to record tax benefit in U.S. tax jurisdictions at the Company's effective income tax rate of 39% for M&A costs of the Company and interest expense related to indebtedness issued by the Company. Income and expenses recorded historically by Odeon were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result pro forma adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Record tax effect in U.S. tax jurisdictions	$(33,339)	$(14,826)	$(16,651)

        (l)    Adjustment to increase rent for the elimination of deferred rent, deferred gain and landlord allowance credits recorded historically as a result of the fair value adjustment in (h) above.

	Year Ended December 31, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Remove deferred rent credits	$1,669	$1,983	$218
Remove deferred gain credits	8,447	1,614	1,549
Remove landlord allowance credits	3,639	2,163	1,813

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  Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AS OF JUNE 30, 2016 (DOLLARS IN THOUSANDS)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2015 (dollars in thousands, except per share data)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2016 (dollars in thousands, except per share data)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2015 (dollars in thousands, except per share data)
BALANCE SHEET AS OF JUNE 30, 2016
Odeon Summary of pro forma reclassification adjustment for Odeon—Balance sheet As of June 30, 2016
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2015
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2016
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2015
Odeon Summary of pro forma reclassification adjustment for Odeon—Income Statement Year ended December 31, 2015
Odeon Summary of pro forma reclassification adjustment for Odeon—Income Statement Six months ended June 30, 2016
Odeon Summary of pro forma reclassification adjustment for Odeon—Income Statement Six months ended June 30, 2015